Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement Form S-1 of our report dated May 29, 2026 relating to the financial statements of StablecoinX Inc. and Subsidiaries, as of December 31, 2025 and for the period from July 7, 2025 (Inception) through December 31, 2025 (which includes an explanatory paragraph relating to StablecoinX Inc. and Subsidiaries ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 31, 2026